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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
US Gold Corporation:

        We consent to the incorporation by reference in the following registration statements Nos. 333-144569, 333-112269, and 333-36600 on Form S-8, Nos. 333-135687 and 333-144410 on Form S-3, and Nos. 333-138272, 333-138271, and 333-138233 on Form S-4 of US Gold Corporation of our report dated March 12, 2009 with respect to the consolidated balance sheet of US Gold Corporation and subsidiaries as of December 31, 2008, and the related consolidated statements of operations and comprehensive loss, changes in shareholders' equity, and cash flows for the year ended, which report appears in the annual report on Form 10-K of US Gold Corporation for the year ended December 31, 2008.

KPMG LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
March 12, 2009

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  Exhibit 23.1